FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION
                                           PLEASE CONTACT:

NOVEMBER 19, 1997                          ROBERT UCCIFERRI, PRESIDENT
                                           AND CHIEF EXECUTIVE OFFICER, OR
                                           BARRY MOORE, SENIOR EVP
                                           AND CHIEF FINANCIAL OFFICER
                                           (714) 996-1800

                               PRESS RELEASE


         BANK OF YORBA LINDA ANNOUNCES COMPLETION OF FORMATION OF
                             BANK HOLDING COMPANY

Yorba Linda, CA - Bank of Yorba Linda announced that on November 19, 1997, the Bank completed the formation of its bank holding company, BYL Bancorp. As a result of this action, Bank of Yorba Linda has become a wholly-owned subsidiary of the newly formed holding company. Shares of the Bank have automatically become shares of BYL Bancorp and will continue to trade on the NASDAQ National Market under the symbol "BOYL." The new shares of BYL Bancorp will have the same value as the shares of the Bank immediately prior to the formation of BYL Bancorp, and the holding company formation will result in no recognition of gain or loss for federal income tax purposes for shareholders of the Bank. Additionally, there are no changes in the Bank's directors, officers, business or operations as a result of the formation of the holding company.

Robert Ucciferri, President and Chief Executive Officer of the Bank and BYL Bancorp, stated "the formation of our holding company is an important and essential step in the development of the Bank in light of the dramatic competitive changes which are taking place in our banking environment. The holding company will give us a substantially broader range of options for accessing capital, possible expansion of the branch system and financial services and the structuring of potential acquisitions of other institutions."

The Bank of Yorba Linda is a California state-chartered bank headquartered in Yorba Linda, California with total assets of $157.2 million as of September 30, 1997. The Bank's primary market area is Orange County, California in which it operates five full-service banking centers and two divisional loan origination offices. Additionally, the Bank has mortgage loan origination offices in Utah and Washington state. The Bank specializes in originating and selling non-conforming and conforming residential real estate loans and Small Business Administration ("SBA") guaranteed loans. The Bank is the recipient of the prestigious Bauer Financial Reports five star rating for 1996, the highest financial performance ranking given to banking institutions by this nationally recognized financial institution rating service.